Exhibit 3.5

ARTICLES OF AMENDMENT
TO
AMENDED AND RESTATED
ARTICLES OF INCORPORATION OF
MEDIABIN, INC.

The undersigned, the Chief Executive Officer of MediaBin, Inc., a Georgia corporation (the “Corporation”), does hereby certify as follows:

1.             The name of the Corporation is MediaBin, Inc.

2.             Article Two of the Corporation’s Amended and Restated Certificate of Incorporation (the “Articles of Incorporation”) is hereby amended by adding to the end of Article Two the following:

“Each ten (10) shares of the Common Stock issued as of the date and time immediately preceding December 23, 2002, the effective date of a reverse stock split (the “Split Effective Date”), shall be automatically changed and reclassified, as of the Split Effective Date and without further action, into one (1) fully paid and nonassessable share of the Common Stock; provided, however, that there shall be no fractional interest resulting from such change and reclassification. In the case of any holder of fewer than ten (10) shares of Common Stock or any number of shares of Common Stock which, when divided by ten (10) does not result in a whole number (a “Fractional Share Holder”), the fractional share interest of Common Stock held by such Fractional Share Holder as a result of such change and reclassification shall be rounded upward to the nearest whole share. Share interests due to rounding are given solely to save the expense and inconvenience of issuing fractional shares and do represent separately bargained for consideration.

3.             The foregoing amendment was duly approved and adopted in accordance with the provisions of §14-2-1003 of the Business Corporation Code of the State of Georgia and the By-Laws of the Corporation at a duly called and held meeting of the Board of Directors of the Corporation on November 27, 2002. The Board of Directors previously declared the advisability of the amendment and directed that the amendment be submitted to the stockholders of the Corporation for approval.

4.             At a Special Meeting of the Shareholders of the Corporation held on December 20, 2002, duly called and held in accordance with the provisions of §14-2-705 of the Business Corporation Code of the State of Georgia, a majority of the shares of the outstanding Common Stock entitled to vote thereon were voted in favor of the amendment in accordance with §14-2-1003 of the Business Corporation Code of the State of Georgia.

5.        This amendment shall be effective on the date these Articles of Amendment are filed and accepted by the Secretary of State of the State of Georgia.

The undersigned, being the Chief Executive Officer of the Corporation, for purposes of amending its Articles of Incorporation pursuant to the Business Corporation Code of the State of Georgia, acknowledges that it is his act and deed and that the facts stated herein are true, and has signed this instrument on December 20, 2002.

MediaBin, Inc.
By: /s/ HAINES HARGRETT
Haines Hargrett Secretary